UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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FORTY SEVEN, INC.
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FORTY SEVEN, INC.
1490 O’Brien Drive, Suite A
Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 12, 2019

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Forty Seven, Inc., a Delaware corporation. The meeting will be held on Wednesday, June 12, 2019 at 8:30 a.m. local time at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California 94304 for the following purposes:

1.	To elect the Board of Director’s two nominees for director to serve until the 2022 Annual Meeting of Stockholders or until their successors are selected.
2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.
3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 22, 2019. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Ann D. Rhoads
Chief Financial Officer
Menlo Park, California
April 26, 2019
   You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you, or vote over the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

FORTY SEVEN, INC.
1490 O’Brien Drive, Suite A
Menlo Park, California 94025

PROXY STATEMENT
FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

June 12, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors of Forty Seven, Inc., sometimes referred to as the Company or Forty Seven, is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about April 26, 2019 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.proxyvote.com or call 1-800-690-6903. Please have your proxy card in hand when you access the website or call and follow the instructions provided.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday, June 12, 2019 at 8:30 a.m. local time at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, California 94304. Directions to the Annual Meeting may be found on the Investors section of our website at www.fortyseveninc.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 22, 2019 will be entitled to vote at the Annual Meeting. On this record date, there were 31,358,848 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 22, 2019 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 22, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•	Proposal No. 1 – To elect two Class I directors to hold office until the 2022 Annual Meeting of Stockholders or until their successors are selected; and
•	Proposal No. 2 – To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with his or her best judgment.

How do I vote?

You may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the proposal to ratify the selection of Ernst & Young LLP, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy or vote by proxy through the internet or by telephone, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•	To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on June 11, 2019 to be counted.
•	To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on June 11, 2019 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Forty Seven. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

      Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 22, 2019.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, through the internet, by telephone or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 without your instructions, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the nominees for director and “For” the ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

➢	You may submit another properly completed proxy card with a later date.
➢	You may grant a subsequent proxy through the internet.
➢	You may send a timely written notice that you are revoking your proxy to our Secretary at 1490 O’Brien Drive, Suite A, Menlo Park, California 94025.
➢	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s Annual Meeting?

Requirements for stockholder proposals to be brought before an annual meeting.

Our amended and restated bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Secretary at Forty Seven, 1490 O’Brien Drive, Suite A, Menlo Park, California 94025. To be timely for the 2020 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between February 13, 2020 and March 14, 2020; provided that if the date of that annual meeting of stockholders is earlier than May 13, 2020, or later than July 12, 2020 you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Secretary must also set forth the information required by our amended and restated bylaws.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and intended to be presented at the 2020 Annual Meeting of Stockholders must be received by us not later than December 28, 2019 in order to be considered for inclusion in our proxy materials for that meeting.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

Abstentions will be counted towards the vote total for Proposal No. 2, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

➢	Proposal No. 1 – For the election of directors, the nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected.
➢	Proposal No. 2 – To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019, the proposal must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 31,358,848 shares outstanding and entitled to vote. Thus, the holders of 15,679,425 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal No. 1

Election of Directors

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board of Directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board of Directors presently has seven members. There are two directors in the class whose term of office expires in 2019, Dennis J. Henner, Ph.D. and Ravindra Majeti, M.D. Dr. Henner and Dr. Majeti have served as a member of our Board of Directors since November 2015 and May 2015, respectively. If elected at the Annual Meeting, these nominees would serve until the 2022 Annual Meeting of Stockholders and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to encourage directors and nominees for director to attend the Annual Meeting. We did not hold an annual meeting of our stockholders in 2018.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Forty Seven. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve. The following is a brief biography of the nominees and the directors whose term will continue after the Annual Meeting.

Nominees for Election for a Three-year Term Expiring at the 2022 Annual Meeting

Dennis J. Henner, Ph.D., age 67, has served as a member of our Board of Directors since November 2015. He is an Operating Partner of Blackstone Life Sciences, formerly Clarus Ventures, LLC, a venture capital firm, where he served as Managing Director from the firm’s inception in March 2005 to January 2018. Prior to Blackstone, Dr. Henner was a General Partner at MPM Capital, a healthcare venture capital firm. From 1981 to 2001, Dr. Henner was an executive at Genentech, where he held various positions including Senior Vice President of Research, and was a member of Genentech’s executive committee. Dr. Henner previously served as a member of the Board of Directors of Aerie Pharmaceuticals, Inc., a pharmaceutical company, from 2012 to 2015, and Humanigen, Inc., a pharmaceutical company, from 2012 to 2013. Dr. Henner received a Ph.D. in Microbiology from the University of Virginia and did postgraduate training at the Scripps Clinic and Research Foundation. We believe Dr. Henner’s experience in the pharmaceutical industry and his role in guiding numerous companies in his role as a venture capital investor enable him to make valuable contributions to our Board of Directors.

Ravindra Majeti, M.D., age 46, co-founded our company and has served as a member of our Board of Directors since May 2015. Dr. Majeti served in various positions at Stanford University, including as a Professor in the Department of Medicine, Division of Hematology, Chief of the Division of Hematology since September 2018, as an Associate Professor in the Department of Medicine, Division of Hematology, since November 2015, and as an Assistant Professor in the Department of Medicine, Division of Hematology, from 2009 to November 2015. He received an A.B. in Biochemical Sciences from Harvard University, a Ph.D. and an M.D. from the University of California, San Francisco and completed a residency in internal medicine at Brigham and Women’s Hospital. Dr. Majeti completed a Fellowship in Hematology at Stanford University. We believe Dr. Majeti’s experience as a co-founder of our company and experience in developing 5F9 and the underlying scientific discoveries, his role on our Board of Directors and his knowledge of our company enable him to make valuable contributions to our Board of Directors.

The Board of Directors Recommends
a Vote in Favor of the Named Nominees.

Directors Continuing in Office Until the 2020 Annual Meeting

Jeffrey W. Bird, M.D., age 58, has served as a member of our Board of Directors since June 2015. Since July 2003, Dr. Bird has been a managing director of Sutter Hill Ventures, a venture capital firm. Dr. Bird has served as a member of the Board of Directors of Restoration Robotics, Inc., a medical device company, since 2005, and Portola Pharmaceuticals, Inc., a pharmaceutical company, since 2003. Previously, Dr. Bird served on the Board of Directors of Threshold Pharmaceuticals, Inc. from 2008 to 2017 and of Horizon Pharma, Inc. from 2011 to 2014. Dr. Bird received a B.S. in Biological Sciences from Stanford University, a Ph.D. in Cancer Biology from Stanford University and an M.D. from Stanford Medical School. We believe Dr. Bird’s experience as an investor in and as a board member of biotechnology and life sciences companies enable him to make valuable contributions to our Board of Directors.

Ian T. Clark, age 58, has served as a member of our Board of Directors since April 2018. Mr. Clark has been an Operating Partner at Blackstone Life Sciences, formerly, Clarus Ventures, LLC, a venture capital firm, since September 2017. From 2010 to 2016, Mr. Clark served as the Chief Executive Officer, a member of the Board of Directors and the Executive Committee of Genentech Inc., a biopharmaceutical company. Mr. Clark has been Special Adviser to the Board at Immunocore Limited, a biotechnology company, since May 2017. He has served as a member of the Board of Directors of Guardant Health, Inc., a biotechnology company, since 2016, Agios Pharmaceuticals, Inc., since, 2017, Corvus Pharmaceuticals, Inc., since 2017, AVROBIO, Inc., a gene therapy company, since 2018 and Takeda Pharmaceuticals U.S.A., Inc. since 2019. He has served on the BioFulcrum Board of the Gladstone Institute since 2017. From January 2017 until its acquisition by Gilead Sciences, Inc. in October 2017, Mr. Clark served as a member of the Board of Directors of Kite Pharma, Inc. From 2011 to 2017, Mr. Clark served as a member of the Board of Directors of TerraVia Holdings, Inc., a biotechnology company. From 2017 to 2019, Mr. Clark served as a member of the Board of Directors of Shire plc, a biopharmaceutical company. From October 2009 to September 2010, Mr. Clark served as a member of the Board of Directors of Dendreon Pharmaceuticals LLC, a biotechnology company. From January 2007 until its acquisition by Ligand Pharmaceuticals, Inc., Mr. Clark served as a member of the Board of Directors of Vernalis plc, a drug discovery company. From 2009 to 2016, Mr. Clark served on the Board of Biotechnology Industry Organization (BIO). From January 2012 to January 2016, Mr. Clark served on the Economic Advisory Council of the 12th District of the Federal Reserve. Mr. Clark received a B.S.C. in Biological Sciences and an honorary Ph.D. in Biological Sciences from Southampton University. We believe Mr. Clark’s extensive experience in the biotechnology industry enable him to make valuable contributions to our Board of Directors.

Directors Continuing in Office Until the 2021 Annual Meeting

Kristine M. Ball, age 47, has served as a member of our Board of Directors since February 2018. Since September 2017, she has served as Senior Vice President, Corporate Strategy and Chief Financial Officer of Menlo Therapeutics, Inc., a biopharmaceutical company. From November 2012 to October 2016, Ms. Ball served as Chief Financial Officer and Senior Vice President of Relypsa, Inc., a publicly listed pharmaceutical company acquired by Galenica. From June 2011 to October 2012, Ms. Ball was an independent consultant advising start up life science companies on various strategic and operational business matters. From 2005 to 2011, Ms. Ball served as Senior Vice President of Finance and Administration and Chief Financial Officer of KAI Pharmaceuticals, Inc. (acquired by Amgen), a drug discovery company. From 2000 to 2005, Ms. Ball served as Vice President of Finance at Exelixis, Inc., a biotechnology company. Prior to Exelixis, Ms. Ball was a senior manager in Ernst & Young’s life sciences audit practice. Ms. Ball received a B.S. from Babson College. We believe Ms. Ball’s experience in the pharmaceutical industry, her financial expertise and her executive experience at the public company level enable her to make valuable contributions to our Board of Directors.

Mark A. McCamish, M.D., age 67, has served as our President and Chief Executive Officer and as a member of our Board of Directors since May 2017. From July 2009 to April 2017, Dr. McCamish served as Global Head of Biopharmaceutical Development at Sandoz Inc., a pharmaceutical company. He has over 25 years of experience in corporate management, clinical and pharmaceutical research and academics. Dr. McCamish received both a B.A. in Physical Education and an M.A. in Ergonomics from the University of California at Santa Barbara, a Ph.D. in Nutritional Sciences from the Pennsylvania State University and an M.D. from the University of California at Los Angeles. We believe Dr. McCamish’s experience in the industry, his role as our President and Chief Executive Officer and his knowledge of our company enable him to make valuable contributions to our Board of Directors.

Irving L. Weissman, M.D., age 79, co-founded our company and has served as a member of our Board of Directors since May 2015. Since 2003, Dr. Weissman has served as the Director of the Stanford Institute for Stem

Cell Biology and Regenerative Medicine and Director of the Stanford Ludwig Center for Cancer Stem Cell Research. Dr. Weissman was a member of the founding Scientific Advisory Boards of Amgen, a biotechnology company, DNAX, Inc., a biotechnology company, and T Cell Sciences, Inc., a biotechnology company. He also previously served as a member of the Board of Directors of StemCells, Inc., acquired by Microbot Medical Ltd. in 2016, a pharmaceutical company, from 1997 to 2016. He co-founded, served as a Director, and chaired the Scientific Advisory Board at SyStemix, Inc., a biotechnology company, StemCells, Inc., a biotechnology company, and Cellerant Therapeutics, Inc., a biotechnology company. Dr. Weissman is a member of the National Academy of Sciences, the National Academy of Medicine, and the American Association of Arts and Sciences. He received a B.S. from Montana State University and an M.D. from Stanford University School of Medicine. He has several honorary Ph.D.s. We believe Dr. Weissman’s experience in the study of cancer stem cells, including the discovery that all cancer stem cells express CD47, his role on our Board of Directors and his knowledge of our company enable him to make valuable contributions to our Board of Directors.

Information Regarding the Board of Directors and Corporate Governance

Family Relationships

There are no family relationships among the directors and executive officers.

Independence of The Board of Directors

Under the listing requirements and rules of The Nasdaq Global Select Market, independent directors must comprise a majority of our Board of Directors as a listed company.

Our Board of Directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Drs. Bird, Henner, Majeti and Weissman, Ms. Ball and Mr. Clark do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of The Nasdaq Global Select Market. In making this determination, our Board of Directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Dr. McCamish is the only non-independent director on our Board of Directors.

Board Leadership Structure

We believe that all members of our Board of Directors should have an equal voice in the affairs and the management of the Company. Consistent with this philosophy, while our Bylaws and Corporate Governance Guidelines allow for the appointment of a chairperson of the board, we have chosen at this time not to have one. Given that we do not have a chairperson of the board, the Board of Directors believes that our stockholders are best served at this time by having a Lead Independent Director, who is an integral part of our Board structure and a critical aspect of effective corporate governance. The independent directors consider the role and designation of the Lead Independent Director on an annual basis. Jeffrey Bird has been our Lead Independent Director since 2018. Dr. Bird brings considerable skills and experience, as described above, to the role. In addition, Dr. Bird is the chairperson of our Nominating and Corporate Governance Committee, which affords him increased engagement with Board governance and composition. While our Chief Executive Officer has primary responsibility for preparing the agendas for Board meetings and presiding over the portion of the meetings of the Board of Directors where he is present, our Lead Independent Director has significant responsibilities, which are set forth in our Corporate Governance Guidelines, and include, in part:

•	Determining an appropriate schedule of Board meetings, seeking to ensure that the independent members of the Board of Directors can perform their duties responsibly while not interfering with the flow of our operations;
•	Working with our Chief Executive Officer, seeking input from all directors, the Chief Executive Officer and other relevant management, as to the preparation of the agendas for Board and committee meetings;
•	Advising the Board of Directors on a regular basis as to the quality, quantity and timeliness of the flow of information requested by the Board of Directors from our management with the goal of providing what is necessary for the independent members of the Board of Directors to effectively and responsibly perform their duties, and, although our management is responsible for the preparation of materials for the Board of Directors, the Lead Independent Director may specifically request the inclusion of certain material; and

•	Coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board of Directors, and acting as principal liaison between the independent members of the Board of Directors and the Chief Executive Officer on sensitive issues.

As discussed above, except for our Chief Executive Officer, our Board of Directors is comprised of independent directors. The active involvement of these independent directors, combined with the qualifications and significant responsibilities of our Lead Independent Director, provide balance on the Board of Directors and promote strong, independent oversight of our management and affairs.

Role of the Board in Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of Forty Seven’s risks. The Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and our independent registered public accounting firm, as appropriate, our major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Meetings of the Board of Directors

The Board of Directors met 15 times during 2018, including 5 times following our initial public offering in June 2018. Each director attended 75% or more of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served, held during the portion of 2018 for which he or she was a director or committee member, except that Mr. Clark did not attend one of the three audit committee meetings that were held in 2018 after his appointment to that committee, due to a prior commitment.

Information Regarding Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for 2018 for each of these Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Kristine M. Ball	√	*
Jeffrey W. Bird, M.D.			√		√	*
Ian T. Clark	√				√
Dennis J. Henner, Ph.D.	√
Ravindra Majeti, M.D.			√
Mark A. McCamish, M.D.
Christopher J. Schaepe(1)			√	*	√
Irving L. Weissman, M.D.					√
Number of Meetings	4		3		0	(2)
*	Committee Chairperson
(1)	Mr. Schaepe resigned from the Board of Directors in March 2019.
(2)	Although the Nominating and Corporate Governance Committee did not meet in 2018 following our initial public offering in June 2018, the Nominating and Corporate Governance Committee has met two times in 2019.

Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board of Directors. The written charters of the committees are available to stockholders on the Investors section of our website at www.fortyseveninc.com. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

Our Audit Committee consists of Ms. Ball, Mr. Clark and Dr. Henner, each of whom our Board of Directors has determined satisfies the independence requirements under the applicable listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our Audit Committee is Ms. Ball, whom our Board of Directors has determined is an “audit committee financial expert” within the meaning of the SEC regulations. Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable listing standards. In arriving at these determinations, our Board of Directors has examined each Audit Committee member’s scope of experience and the nature of her or his employment in the corporate finance sector. The functions of this committee include:

•	helping our Board of Directors oversee our corporate accounting and financial reporting processes;
•	reviewing and discussing with our management the adequacy and effectiveness of our disclosure controls and procedures;
•	assisting with design and implementation of our risk assessment functions;
•	evaluating the qualifications, performance and independence of our independent registered public accounting firm and deciding whether to retain its services;
•	monitoring the rotation of partners of our independent registered public accounting firm on our engagement team as required by law;
•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end results;
•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related party transactions;
•	approving, or as permitted, pre-approving, audit and permissible non-audit services to be performed by an independent registered public accounting firm; and
•	reviewing and assessing, at least annually, the performance of the Audit Committee and adequacy of its charter.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2018 with management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Kristine M. Ball, (Chairperson)
Ian T. Clark
Dennis J. Henner, Ph.D.

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our Compensation Committee consists of Dr. Bird and Dr. Majeti and the chair of our Compensation Committee is Dr. Bird. Our Board of Directors has determined that each of Dr. Bird and Dr. Majeti is independent under the applicable listing standards and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The functions of this committee include:

•	reviewing, modifying and overseeing overall compensation strategy and policies;
•	reviewing and approving the compensation and other terms of employment of our Chief Executive Officer, other executive officers and senior management, as appropriate;
•	reviewing and approving the compensation arrangements with our executive officers and other senior management, as appropriate;
•	reviewing and recommending to the full Board of Directors the compensation of our directors;
•	appointing and overseeing the work of compensation consultants, legal counsel or any other advisors and consultants engaged for the purpose of advising the compensation committee;
•	adopting and administering equity award plans, compensation plans and similar programs, as well as modification or termination of plans and programs;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing and evaluating with the Chief Executive Officer the succession plans for our executive officers; and
•	reviewing and assessing, at least annually, the performance of the Compensation Committee and the adequacy of its charter.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee will meet at least twice annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During 2018, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Aon Radford as its compensation consultant. The Compensation Committee requested that Aon Radford:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing the our long-term strategic goals; and
•	assist in refining our compensation strategy to execute that long-term strategy.

As part of its engagement, Aon Radford was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of management, Aon Radford also conducted individual interviews with members of the Compensation Committee and senior management to learn more about our business, operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which we compete. Aon Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Aon Radford, the Compensation Committee approved the recommendations.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. The Compensation Committee has delegated authority to Dr. McCamish, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee or Board of Directors.

The Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Mr. Clark, Dr. Bird and Dr. Weissman and the chair of our Nominating and Corporate Governance Committee is Dr. Bird. Our Board of Directors has determined that Mr. Clark, Dr. Bird and Dr. Weissman are independent under the applicable listing standards. The functions of this committee include:

•	reviewing periodically and evaluating director performance of our Board of Directors and its applicable committees, and recommending to our Board of Directors and management areas for improvement;
•	identifying, evaluating, nominating and recommending individuals for membership on our Board of Directors;
•	reviewing with our Chief Executive Officer the plans for succession to the offices of our executive officers and make recommendations to our Board of Directors with respect to the selection of appropriate individuals to succeed to these positions;
•	reviewing and recommending to our Board of Directors any amendments to our corporate governance policies; and
•	reviewing and assessing, at least annually, the performance of the Nominating and Corporate Governance committee and the adequacy of its charter.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of Forty Seven and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board of Directors and Forty Seven, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Forty Seven during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also takes into account the results of the Board of Directors’ self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 1490 O’Brien Drive, Suite A, Menlo Park, California 94025. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our common stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With the Board Of Directors

Historically, we have not provided a formal process related to stockholder communications with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board of Directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to the Board of Directors has been excellent.

Code of Ethics

We have adopted a Code of Conduct that applies to all of our employees, officers (including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions), agents and representatives, including directors and consultants. The full text of our Code of Conduct is posted on our website at www.fortyseveninc.com. We intend to disclose future amendments to certain provisions of our Code of Conduct, or waivers of such provisions, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and our directors, on our website identified above.

Corporate Governance Guidelines

The Board of Directors has documented our governance practices by adopting Corporate Governance Guidelines to assure that the Board of Directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board of Directors, may be viewed on the Investors section of our website at www.fortyseveninc.com.

Proposal No. 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP was engaged in 2017 and has audited our financial statements since 2016. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Forty Seven for the years ended December 31, 2017 and 2018, by Ernst & Young LLP, our independent registered public accounting firm.

	Year Ended December 31,
	2017	2018
	(in thousands)
Audit Fees(1)	$342	$1,355
Audit-Related Fees	—	—
Tax Fees(2)	66	24
All Other Fees	—	—
Total Fees	$408	$1,379
(1)	Audit Fees consisted of fees for professional services rendered for the audits of our financial statements which were billed during the respective year, including the audits of our annual financial statements and reviews of our interim quarterly reports, and services provided in connection with SEC filings, including consents and comfort letters.
(2)	Tax Fees consisted of fees for professional services rendered for tax compliance.

All fees incurred subsequent to our initial public offering in June 2018 were pre-approved by our Audit Committee.

Dismissal of Independent Registered Public Accounting Firm

We dismissed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm on December 5, 2017. The decision to dismiss PwC was approved by our Board of Directors.

The report of PwC on the financial statements for 2016 contained no adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principle.

During 2016, and the subsequent period through December 5, 2017, (1) there were no disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused PwC to make reference thereto in its report on our financial statements for the year ended December 31, 2016, and (2) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weaknesses identified in our internal control over financial reporting related to our accounting for complex transactions and our timing of recognition of research and development expenses.

We provided PwC with a copy of the foregoing disclosures and requested that PwC furnish a letter addressed to the SEC stating whether or not PwC agrees with the statements in the immediately preceding paragraph. A copy of that letter was filed on June 1, 2018 as Exhibit 16.1 to our Form S-1.

We engaged Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm on December 19, 2017 to audit our financial statements for 2016 and 2017. The decision to change our principal independent registered public accounting firm was approved by our Board of Directors.

During 2016, and the subsequent period preceding our engagement of Ernst & Young as our independent registered public accounting firm, we did not consult with Ernst & Young on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements or any other matter that was either the subject of a disagreement or reportable event.

Pre-Approval Policies and Procedures.

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

The Board of Directors Recommends
a Vote in Favor of Proposal No. 2.

Executive Officers

The following table sets forth certain information with respect to our executive officers as of March 31, 2019.

Name	Age	Position
Mark A. McCamish, M.D.(1)	66	President, Chief Executive Officer and Director
Ann D. Rhoads	53	Chief Financial Officer
Chris H. Takimoto, M.D.	60	Chief Medical Officer
Craig S. Gibbs, Ph.D.	56	Chief Business Officer
(1)	Please see “Directors Continuing in Office Until the 2021 Annual Meeting” for Dr. McCamish’s biography.

Ann D. Rhoads, has served as our Chief Financial Officer since March 2018. From January 2017 to March 2017, Ms. Rhoads was a consultant to Zogenix, Inc., a pharmaceutical company. From March 2010 until January 2017, Ms. Rhoads served as the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of Zogenix, where she was responsible for Zogenix’s financial strategy and all other duties of a Chief Financial Officer. From 2000 to 2009, she served as Chief Financial Officer of Premier Inc., a healthcare improvement company. From August 1998 to 2000, Ms. Rhoads served as Vice President, Strategic Initiatives at Premier, Inc. From 1993 to 1998, Ms. Rhoads served as an investment professional at Sprout Group, a venture capital affiliate of Donaldson, Lufkin & Jenrette (now part of Credit Suisse First Boston). Ms. Rhoads has served as a member of the Board of Directors of Globus Medical, Inc., a musculoskeletal solutions company, since 2011, where she is chair of the audit committee and Evoke Pharma, Inc., a pharmaceutical company, since 2013, where she is also chair of the audit committee and a member of the compensation committee. Ms. Rhoads also previously served on the Board of Directors of Novellus Systems, Inc., a semiconductor company, from 2003 until 2012 and IRIDEX Corporation, a medical technology company from July 2017 to October 2018. Ms. Rhoads received a B.S. in Business Administration in Finance from the University of Arkansas and an M.B.A. from Harvard Business School.

Chris H. Takimoto, M.D. has served as our Chief Medical Officer since February 2016. From September 2010 to January 2016, Dr. Takimoto served as Vice President of Experimental Medicine Early Development in the Oncology Therapeutic area for Janssen Research and Development, LLC, a pharmaceutical company. From 2008 to 2010, Dr. Takimoto served as Senior Director of Translational Medicine of Ortho Biotech Oncology Research and Development, a pharmaceutical company. He has over thirty years of experience in the industry and academia. Dr. Takimoto received a B.S. in Chemistry from Stanford University, a Ph.D. in Pharmacology from Yale University and an M.D. from Yale University School of Medicine.

Craig S. Gibbs, Ph.D. has served as our Chief Business Officer since September 2015. Dr. Gibbs was an independent consultant from April 2013 to September 2015. From April 2014 to September 2016, Dr. Gibbs served as a Scientific Advisor to Tobira Pharmaceuticals and also served as a Member of the Board of Directors from April 2014 to March 2015. From June 1992 to April 2013, Dr. Gibbs served in various positions at Gilead, including as Vice President of Commercial Strategy/Planning and Operations from 2007 to 2013 and as Senior Director, Corporate Development from 2004 to 2007, Senior Director, Biology Research from 1998 to 2004 and in other research and development positions from 1992 to 1998. Prior to his time at Gilead, Dr. Gibbs served from 1989 to 1992 as Visiting Post-doctoral Scientist at Genentech. Dr. Gibbs has also served as a member of the Board of Directors of Aridis Pharmaceuticals since April 2015. Dr. Gibbs received a B.S. in Biochemistry from Massey University, an M.B.A. from Golden Gate University and a Ph.D. in Molecular Biology from the University of Glasgow.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2019 by:

•	each director or nominee for director;
•	each named executive officer;
•	all current executive officers and directors as a group; and
•	all those known by us to be beneficial owners of more than five percent of our outstanding common stock.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 31,298,665 shares outstanding on March 31, 2019, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with Lightspeed Venture Partners(1)	4,325,673	13.8%
Wellington Management Group LLP(2)	4,018,810	12.8
Clarus Lifesciences III, L.P.(3)	3,816,951	12.2
Sutter Hill Ventures, a California Limited Partnership(4)	2,906,372	9.3
Executive Officers and Directors
Mark A. McCamish, M.D.(5)	850,170	2.6
Ann D. Rhoads(6)	119,320		*
Chris H. Takimoto, M.D.(7)	290,190		*
Kristine M. Ball(8)	21,774		*
Jeffrey W. Bird, M.D.(9)	3,147,311	10.0
Ian T. Clark(10)	126,493		*
Dennis J. Henner, Ph.D.(11)	3,837,596	12.3
Ravindra Majeti, M.D.(12)	1,471,356	4.7
Irving L. Weissman, M.D.(13)	2,103,306	6.7
All executive officers and directors as a group (10 persons)(14)	12,330,738	37.4%
*	Represents beneficial ownership of less than 1%.
(1)	Consists of (i) 2,474,368 shares held by Lightspeed Venture Partners X, L.P., or Lightspeed X, (ii) 1,784,269 shares held by Lightspeed Venture Partners Select II, L.P., or Lightspeed Select II, and (iii) 67,036 shares held by Lightspeed Affiliates X, L.P., or Lightspeed Affiliates. Lightspeed General Partner X, L.P., or Lightspeed GP X, is the general partner of Lightspeed X and Lightspeed Affiliates. Lightspeed Ultimate General Partner X, Ltd., or Lightspeed UGP X, is the general partner of Lightspeed GP X. Barry Eggers, Ravi Mhatre, Peter Nieh and Jeremy Liew are the directors of Lightspeed UGP X and share voting and dispositive power with respect to the shares held by Lightspeed X. Lightspeed General Partner Select II, L.P., or Select II GP, is the general partner of Lightspeed Select II. Lightspeed Ultimate General Partner Select II, Ltd., or Select II UGP, is the general partner of Select II GP. Messrs. Eggers, Mhatre, Nieh and Liew are the directors of Select II UGP and share voting and dispositive power with respect to the shares held by Lightspeed Select II. Messrs. Eggers, Liew, Mhatre and Nieh disclaim beneficial ownership of the shares held by Lightspeed X, Lightspeed Affiliates and Lightspeed Select II except to the extent of their pecuniary interest herein. The address for Lightspeed Venture Partners is 2200 Sand Hill Road, Menlo Park, California 94025.
(2)	According to the Schedule 13G filed with the SEC on February 12, 2019, Wellington Management Group LLP, or Wellington, reported shares of common stock beneficially owned as of December 31, 2018, by (i) each of Wellington, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP, and that these entities have shared voting power over 3,785,578 shares and shared dispositive power over 4,018,810 shares, and (ii) Wellington Management Company LLP with shared voting power over 3,759,948 shares and shared dispositive power over 3,910,438 shares. The address for Wellington Management Group LLP is 280 Congress Street, Boston, Massachusetts 02210.
(3)	These shares are held directly by Clarus Lifesciences III, L.P., or Clarus III. Clarus Ventures III GP, L.P., or Clarus III GP, is the sole general partner of Clarus III. Blackstone Clarus III L.L.C. is the sole general partner of Clarus GP. The sole member of Blackstone Clarus III L.L.C. is Blackstone Holdings II L.P. The sole general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The controlling shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The sole general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The address for Clarus Lifesciences III, L.P. is 101 Main Street, 12th Floor, Cambridge, Massachusetts 02142.

(4)	Voting and investment authority over the shares held by Sutter Hill Ventures, a California Limited Partnership, or SHV, are shared by members of the management committee of the general partner of SHV, which consists of Jeffrey W. Bird, Tench Coxe, Stefan A. Dyckerhoff, Samuel J. Pullara III, Michael L. Speiser and James N. White. The address for Sutter Hill Ventures is 755 Page Mill Road, Suite A-200, Palo Alto, California 94304.
(5)	Includes 789,451 shares of common stock issuable to Dr. McCamish pursuant to options exercisable within 60 days of March 31, 2019, of which 476,616 shares would be unvested and subject to repurchase as of such date.
(6)	Includes 107,902 shares of common stock issuable to Ms. Rhoads pursuant to options exercisable within 60 days of March 31, 2019, of which 71,720 shares would be unvested and subject to repurchase as of such date.
(7)	Represents shares of common stock issuable to Dr. Takimoto pursuant to options exercisable within 60 days of March 31, 2019, of which 140,887 shares would be unvested and subject to repurchase as of such date.
(8)	Represents shares of common stock issuable to Ms. Ball pursuant to options exercisable within 60 days of March 31, 2019.
(9)	Includes (i) the shares listed in Footnote 4 above, (ii) 4,919 shares held by Jeffrey W. Bird and Christina R. Bird, Co-Trustees of Jeffrey W. and Christina R. Bird Trust U/A/D 10/31/00, or the Bird Trust, (iii) 215,375 shares held by NestEgg Holdings, LP, or NestEgg, and (iv) 20,645 shares of common stock issuable to Dr. Bird pursuant to options exercisable within 60 days of March 31, 2019, of which 14,911 shares would be unvested and subject to repurchase as of such date. Dr. Bird is a managing director and member of the management committee of the general partner of SHV and shares voting and investment power over the shares held of record by SHV. Dr. Bird disclaims beneficial ownership of the shares held by the Bird Trust, NestEgg and SHV except to the extent of his pecuniary interest therein. See Footnote 2 above.
(10)	Represents shares of common stock issuable to Mr. Clark pursuant to options exercisable within 60 days of March 31, 2019, of which 92,235 shares would be unvested and subject to repurchase as of such date.
(11)	Consists of (i) the shares listed in Footnote 3 above and (ii) 20,645 shares of common stock issuable to Dr. Henner pursuant to options exercisable within 60 days of March 31, 2019, of which 14,911 shares would be unvested and subject to repurchase as of such date. Dr. Henner is a managing director of Clarus Ventures II, LLP, the former general partner of Clarus III GP. Dr. Henner disclaims beneficial ownership of all the shares held of record by Clarus III in which he does not have an actual pecuniary interest.
(12)	Includes (i) 93,408 shares subject to repurchase by us as of May 30, 2019 and (ii) 20,645 shares of common stock issuable to Dr. Majeti pursuant to options exercisable within 60 days of March 31, 2019, of which 14,911 shares would be unvested and subject to repurchase as of such date.
(13)	Includes (i) 2,082,661 shares held by Ann Tsukamoto and Irving Weissman, trustees of The Tsukamoto-Weissman 2011 Trust dated March 16, 2011, as community property, of which 161,340 shares would be subject to repurchase by us as of May 30, 2019, and (ii) 20,645 shares of common stock issuable to Dr. Weissman pursuant to options exercisable within 60 days of March 31, 2019, of which 14,911 shares would be unvested and subject to repurchase as of such date.
(14)	Includes (i) 10,662,028 shares of common stock beneficially owned by our directors and executive officers, of which 254,748 shares are subject to repurchase by us as of May 30, 2019 and (ii) 1,668,710 shares are issuable pursuant to options exercisable within 60 days of March 31, 2019, of which 970,106 shares would be unvested and subject to repurchase as of such date.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Forty Seven. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2018, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that Dr. Weissman filed one late Form 4 with respect to the sale of 10,000 shares of common stock.

Executive Compensation

The following table shows for the years ended December 31, 2017 and 2018, compensation awarded to or paid to, or earned by, our Chief Executive Officer and two other most highly compensated executive officers at December 31, 2018, or the named executive officers.

Summary Compensation Table for 2018

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	All Other Compensation		Total
Mark A. McCamish, M.D. President and Chief Executive Officer	2018	$453,556	$181,430	$1,074,197	$43,607	(3)	$1,752,790
	2017	266,666	—	3,378,384	32,351	(4)	3,677,401
Ann D. Rhoads(5) Chief Financial Officer	2018	265,192	119,560	1,300,561	43,956	(6)	1,729,269
	2017	—	—	—	—		—
Chris H. Takimoto, M.D. Chief Medical Officer	2018	402,247	120,680	326,760	12,067	(7)	861,754
	2017	386,776	—	314,176	14,999	(8)	715,951
(1)	Represents amounts earned under our bonus program based on the achievement of corporate performance goals and other factors deemed relevant by the Compensation Committee of our Board of Directors. The annual performance bonuses for each of the named executive officers was based upon the achievement of corporate performance goals and individual performance goals. Our corporate goals related to the advancement of our clinical trials and preclinical programs, business and corporate development objectives, collaboration objectives and financial management objectives. For 2018, each named executive officer was awarded 100% of their 2018 target performance bonus, based upon the achievement of 100% of the corporate performance goals and for Ms. Rhoads and Dr. Takimoto also 100% of their individual goals. Dr. McCamish did not have any individual goals in 2018. Whether or not a bonus is paid for any year is solely within the discretion of the Compensation Committee upon delegation by our Board of Directors. In addition, Ms. Rhoads received a discretionary one-time bonus of $40,000 in connection with the commencement of her employment in March 2018. While the Compensation Committee has established general guidelines related to bonus target amounts and the portion of each named executive officer’s annual cash bonus that is tied to company-wide, department or personal performance components, the Compensation Committee exercises broad discretion in determining the amount of cash bonuses. Accordingly, we do not consider these bonuses to be “Non-Equity Incentive Plan Compensation” within the meaning of applicable SEC rules.
(2)	Amounts reported represent the aggregate grant date fair value of stock options granted to our named executive officers during 2017 and 2018 under our 2015 Equity Incentive Plan, computed in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 8 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.
(3)	Includes $30,000 for housing expenses and a $13,607 401(k) plan contribution.
(4)	Includes $24,351 for housing expenses and an $8,000 401(k) plan contribution.
(5)	Ms. Rhoads joined us in March 2018.
(6)	Includes $36,000 for housing and travel expenses and a $7,956 401(k) plan contribution.
(7)	Consists of 401(k) plan contributions.
(8)	Includes $3,396 in moving and relocation expenses and an $11,603 401(k) plan contribution.

Outstanding Equity Awards at December 31, 2018

The following table shows, certain information regarding outstanding equity awards at December 31, 2018, for the named executive officers.

	Option Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Option Exercise Price	Option Expiration Date
Mark A. McCamish, M.D.	06/08/2017	05/01/2017	163,010		311,828	(2)	$4.88	06/07/2027
	08/15/2017	08/15/2017	158,610	(3)	—		4.88	08/14/2027
	11/28/2017	11/08/2017	334,239	(3)	—		5.27	11/27/2027
	04/27/2018	03/01/2019	184,516	(3)	—		8.76	04/26/2028

Ann D. Rhoads	04/12/2018	03/29/2018	—		141,097	(4)	8.76	04/11/2028
	04/27/2018	03/01/2019	74,838	(5)			8.76	04/26/2028

Chris H. Takimoto, M.D.	02/26/2016	02/08/2016	167,741	(6)	—		2.02	02/25/2026
	08/15/2017	08/15/2017	12,903	(7)	—		4.88	08/14/2027
	11/28/2017	11/08/2017	77,418	(7)	—		5.27	11/27/2027
	04/27/2018	03/01/2019	56,128	(7)	—		8.76	04/26/2028
(1)	The unvested shares subject to these options are subject to accelerated vesting as described in “Executive Severance and Change in Control Plan” below.
(2)	1/4th of the shares subject to the option vested on May 1, 2018 and 1/48th of the shares subject to the option vest monthly thereafter.
(3)	1/48th of the shares subject to the option vest monthly measured from the vesting commencement date. As of December 31, 2018, 50,891 shares, 90,523 shares and zero shares are vested, respectively.
(4)	1/4th of the shares subject to the option will vest on April 11, 2019 and 1/48th of the shares subject to the option vest monthly thereafter.
(5)	1/48th of the shares subject to the option will vest monthly measured from the vesting commencement date.
(6)	1/4th of the shares subject to the option vested on February 8, 2017 and 1/48th of the shares subject to the option vest monthly thereafter. As of December 31, 2018, 118,816 shares are vested.
(7)	1/48th of the shares subject to the option vest monthly measured from the vesting commencement date. As of December 31, 2018, 4,301 shares, 20,966 shares and zero shares are vested, respectively.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Internal Revenue Code of 1986, as amended, or the Code, limits, which are updated annually. Pursuant to our 401(k) plan, during 2018, we made non-elective contributions on up to 3% of an employee’s eligible compensation deferred. We have the ability to make matching and discretionary contributions to the 401(k) plan, but have not done so to date. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we will be exempt from certain requirements related to executive compensation, including the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our President and Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Act.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by us during 2018.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by us during 2018.

Annual Bonus Plans

In April 2018, our Board of Directors adopted our Amended and Restated Forty Seven, Inc. Annual Bonus Plan for 2018, or 2018 Bonus Plan, which provided for a cash bonus for our employees, including our named executive officers. Under our 2018 Bonus Plan, the Board of Directors determined the annual target bonus amounts applicable to any award for 2018. Each eligible participant had an opportunity to earn a merit-based bonus in an amount set by the Board of Directors based on employment grade, which was then multiplied by a percentage, up to 100%, based on achievement of certain corporate performance goals and a percentage, up to 100%, based on achievement of certain individual performance goals. Corporate performance goals, the percentage split between corporate performance goals and individual goals and annual target bonus amounts were set by the Board of Directors. Performance goals for individuals were set and assessed on a case-by-case basis.

In January 2019, our Compensation Committee adopted our Amended and Restated Forty Seven, Inc. Annual Bonus Plan for 2019, or 2019 Bonus Plan, which provides for a cash bonus for our employees, including our named executive officers. Under our 2019 Bonus Plan, the Compensation Committee determined the annual target bonus amounts applicable to any award for 2019. Each eligible participant has an opportunity to earn a merit-based bonus in an amount set by the Compensation Committee stated as a percentage of the employee’s base salary and is based on employment level. Corporate performance goals, the percentage split between corporate performance goals and individual goals and annual target bonus amounts were set by the Compensation Committee. Performance goals for individuals are set and assessed on a case-by-case basis. Notwithstanding the foregoing, Dr. McCamish’s annual performance bonus will be based solely upon the achievement of corporate performance goals.

Employment, Severance and Change in Control Agreements

We have offer letters with each of our named executive officers. The offer letters generally provide for at-will employment and set forth the executive officer’s initial base salary, eligibility for employee benefits and confirmation of the terms of previously issued equity grants, including in some cases severance benefits on a qualifying termination of employment. In addition, each of our executive officers has executed our standard proprietary information and inventions agreement. The key terms of employment with our named executive officers are described below. See “Executive Compensation—Outstanding Equity Awards as of December 31, 2018” for information on outstanding options as of December 31, 2018 for our named executive officers.

Mark A. McCamish, M.D.

In November 2016, we entered into an offer letter with Dr. McCamish, our President and Chief Executive Officer. For 2019, Dr. McCamish will receive an annual base salary of $520,000, with an annual target bonus of 45% of that base salary, payable based on achievement of certain corporate performance goals to be established by our Compensation Committee. He is entitled to reimbursement for up to $76,000 per year for commuting and living expenses in connection with his work at our headquarters.

Ann D. Rhoads

In March 2018, we entered into an offer letter with Ms. Rhoads, our Chief Financial Officer. For 2019, Ms. Rhoads will receive an annual base salary of $380,000, with an annual target bonus of 35% of that base salary, payable based on achievement of certain individual and corporate performance goals to be established by our Compensation Committee. She is entitled to reimbursement for up to $50,000 per year for commuting and living expenses in connection with her work at our headquarters.

Chris H. Takimoto, M.D.

In January 2016, we entered into an employment agreement with Dr. Takimoto, our Chief Medical Officer. For 2019, Dr. Takimoto will receive an annual base salary of $425,000, with an annual target bonus of 35% of that base salary, payable based on achievement of certain individual and corporate performance goals to be established by our Compensation Committee.

Executive Severance and Change in Control Plan

In April 2018, the Compensation Committee of our Board of Directors adopted an Executive Severance and Change in Control Plan that provides severance benefits to each of our executive officers and vice presidents, including our named executive officers. The benefits provided under the Executive Severance and Change in Control Plan supersede any similar severance benefits described in a participant’s offer letter or employment agreement. Participants in our Executive Severance and Change in Control Plan will be entitled to receive a lump sum cash payment (12 months base salary for our Chief Executive Officer, nine months base salary for our executive officers or six months base salary for all other participants) upon an involuntary termination without cause. In addition, in the event that such termination occurs, or the participant resigns for good reason, in connection with or within 12 months following a change in control, the participant will be entitled to receive a lump sum cash payment (18 months base salary for our Chief Executive Officer, 12 months base salary for our executive officers or nine months base salary for all other participants) and any unvested portion of an equity award granted to participant will fully vest and become exercisable immediately prior to the effective date of such change in control, subject to participant’s continuous service with us. Participants are further eligible to receive a pro-rated portion of their target annual bonus for the calendar year in which the termination occurs and continued health benefits during the applicable severance period. All such severance benefits are subject to the participant signing a general release of all known and unknown claims in substantially the form provided in the Executive Severance and Change in Control Plan.

Equity Compensation Plans at December 31, 2018

The following table shows certain information with respect to all of our equity compensation plans in effect as of December 31, 2018.

Plan Category	Number of securities to be issued upon exercise of outstanding stock options (a)	Weighted- average exercise price of outstanding stock options (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders(1)	3,404,847	$6.55	3,336,650	(2)(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	3,404,847	$6.55	3,336,650
(1)	The equity compensation plans approved by security holders are described in Note 8 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.
(2)	Includes 2,886,650 and 450,000 shares of common stock available for issuance under the 2018 Equity Incentive Plan, or the 2018 Plan, and the 2018 Employee Stock Purchase Plan, or the ESPP, respectively, as of December 31, 2018.
(3)	The reserve for shares available under the 2018 Plan automatically increases on January 1st each year, through and including January 1, 2028, in an amount equal to 5% of the total number of shares of our capital stock outstanding on the last day of the preceding fiscal year, or a lesser number of shares as determined by the Board of Directors. The reserve for shares available under the ESPP automatically increases on January 1st of each year through and including January 1, 2028, in an amount equal to the lesser of (i) 1% of the total number of shares of common stock outstanding on such December 31, (ii) 450,000 shares of common stock, or (iii) a number of shares as determined by the Board of Directors prior to the beginning of each year, which shall be the lesser of (i) or (ii) above.

Non-Employee Director Compensation

The following table shows for the year ended December 31, 2018 certain information with respect to the compensation of our non-employee directors:

Non-Employee Director Compensation for 2018

Name	Fees Earned or Paid in Cash	Option Awards(1)(5)		Total
Kristine M. Ball	$42,000	$392,734	(2)	$434,734
Jeffrey W. Bird, M.D.	33,875	115,841	(3)	149,716
Ian T. Clark	34,500	716,747	(4)	751,247
Dennis J. Henner, Ph.D.	21,250	115,841	(4)	137,091
Ravindra Majeti, M.D.	20,000	115,841	(4)	135,841
Christopher J. Schaepe(6)	24,500	115,841	(4)	140,341
Irving L. Weissman, M.D.	19,500	115,841	(4)	135,341
(1)	Amounts shown in this column do not reflect dollar amounts actually received by our directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 8 to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.
(2)	Ms. Ball joined our Board of Directors in February 2018 and in March 2018 was granted an option to purchase 69,677 shares of our common stock at an exercise price of $8.76 per share. The shares subject to the option will vest on a monthly basis for 48 consecutive months commencing on February 1, 2018, subject to Ms. Ball’s continuous service with us. In the event of a change in control (as defined in the 2015 Equity Incentive Plan), any unvested shares subject to this option will fully vest and become exercisable immediately prior to the effective date of such change in control, subject to Ms. Ball’s continuous service with us on the effective date of the change in control.
(3)	Mr. Clark joined our Board of Directors in April 2018 and in May 2018 was granted an option to purchase 126,493 shares of our common stock at an exercise price of $8.76 per share. The shares subject to the option will vest on a monthly basis for 48 consecutive months commencing on April 28, 2018, subject to Mr. Clark’s continuous service with us. In the event of a change in control, any unvested shares subject to this option will fully vest and become exercisable immediately prior to the effective date of such change in control, subject to Mr. Clark’s continuous service with us on the effective date of the change in control.
(4)	In April 2018, each of Dr. Bird, Dr. Henner, Dr. Majeti, Mr. Schaepe and Dr. Weissman was granted an option to purchase 20,645 shares of our common stock at an exercise price of $8.76 per share. The shares subject to these options will vest on a monthly basis for 36 consecutive months commencing on the date of the closing of this offering, subject to each non-employee director’s respective continuous service with us. In the event of a change in control, any unvested shares subject to these options will fully vest and become exercisable immediately prior to the effective date of such change in control, subject to the non-employee director’s continuous service with us on the effective date of the change in control.
(5)	As of December 31, 2018, our non-employee directors held the following option awards:
Name	Number of Option Awards
Kristine M. Ball	69,677
Jeffrey W. Bird, M.D.	20,645
Ian T. Clark	126,493
Dennis J. Henner, Ph.D.	20,645
Ravindra Majeti, M.D.	20,645
Christopher J. Schaepe	20,645
Irving L. Weissman	20,645
(6)	Mr. Schaepe resigned from the Board of Directors in March 2019.

Non-Employee Director Compensation Policy

We have adopted a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive cash compensation for service on our Board of Directors and committees of our Board of Directors.

Commencing with the quarter ending September 30, 2018, each non-employee director receives an annual cash retainer of $35,000 for serving on our Board of Directors.

The lead director of our Board of Directors is entitled to a cash retainer of $55,000 in lieu of the annual retainer received by other non-employee directors for serving as our lead director.

The chairperson and members of the three committees of our Board of Directors are entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$15,000	$7,500
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	7,750	4,000

All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter.

Each new non-employee director who joins our Board of Directors will receive an option to purchase 20,645 shares of our common stock under the 2018 Plan. The shares subject to this option will vest on a monthly basis over 36 months commencing on the grant date, subject to the non-employee director’s continuous service with us on each applicable vesting date.

On the date of each annual meeting of our stockholders, each continuing non-employee director will receive an option to purchase 10,322 shares of our common stock under the 2018 Plan, vesting on the one-year anniversary of the grant date, subject to the non-employee director’s continuous service with us on the applicable vesting date.

In the event of a change of control (as defined in the 2018 Plan), any unvested shares subject to this option will fully vest and become exercisable immediately prior to the effective date of such change of control, subject to the non-employee director’s continuous service with us on the effective date of the change of control.

The exercise price per share of each stock option granted under the non-employee director compensation policy will be the closing price of our common stock as reported by The Nasdaq Global Select Market on the date of grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director’s continuous service with us.

Transactions With Related Parties

The following is a summary of transactions since January 1, 2017, to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than five percent of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements which are described in the sections titled “Executive Compensation” and “Non-Employee Director Compensation.”

We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Preferred Stock Financings

In February 2017 and March 2017, we issued and sold an aggregate of 4,187,682 shares of our Series A-2 preferred stock at a purchase price of approximately $9.65 per share for an aggregate purchase price of approximately $40.4 million.

In October 2017, we issued and sold an aggregate of 7,589,523 shares of our Series B preferred stock at a purchase price of approximately $9.88 per share for an aggregate purchase price of approximately $75.0 million.

The following table summarizes the Series A-2 and Series B preferred stock purchased by holders of more than five percent of our capital stock and their affiliated entities and our directors. None of our executive officers purchased shares of preferred stock.

Name of Stockholder	Series A-2 Preferred Stock	Series B Preferred Stock	Aggregate Purchase Price
Entities affiliated with Lightspeed Venture Partners(1)	1,133,670	1,315,519	$23,936,859
Entities and individuals affiliated with Sutter Hill Ventures(2)	1,133,659	1,315,511	23,936,859
Clarus Lifesciences III, L.P.(3)	755,780	1,922,682	26,291,238
Investment advisory clients of Wellington Management Company, LLP(4)	—	2,023,876	20,000,000
Entities affiliated with GV(5)	518,279	511,558	10,055,229
(1)	Includes shares of preferred stock purchased by (a) Lightspeed Venture Partners X, L.P., (b) Lightspeed Affiliates X, L.P. and (c) Lightspeed Venture Partners Select II, L.P. Mr. Schaepe, a former member of our Board of Directors, was a partner of Lightspeed General Partner Select II, L.P., the general partner of Lightspeed Venture Partners Select II, L.P., and a director of Lightspeed Ultimate General Partner Select II, Ltd., the general partner of Lightspeed General Partner Select II, L.P., and a partner of Lightspeed General Partner X, L.P., the general partner of Lightspeed Venture Partners X, L.P. and Lightspeed Affiliates X, L.P., and a director of Lightspeed Ultimate General Partner X, Ltd., the general partner of Lightspeed General Partner X, L.P.
(2)	Includes shares of preferred stock purchased by (a) Sutter Hill Ventures, a California Limited Partnership, or SHV (b) entities affiliated with Jeffrey W. Bird and (c) individuals affiliated with SHV and entities affiliated with such individuals. Dr. Bird, a member of our Board of Directors, is a managing director and member of the management committee of the general partner of SHV.
(3)	Dr. Henner, a member of our Board of Directors, is a managing director of Clarus Ventures III, LLC, the general partner of Clarus Ventures III GP, L.P., the general partner of this entity.
(4)	Represents shares held by Hadley Harbor Master Investors (Cayman) II L.P.
(5)	Includes shares of preferred stock purchased by GV 2015, L.P. and GV 2016, L.P.

Upon the closing of our initial public offering, each share of preferred stock converted into one share of common stock.

Investor Rights Agreement

In October 2017, we entered into an amended and restated investor rights agreement, or IRA, with certain holders of our preferred stock and common stock, including entities affiliated with Lightspeed Venture Partners, SHV and Clarus and including certain members of, and affiliates of, our directors and certain of our executive officers. The IRA provides the holders of our common stock with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing. Dr. Bird, Dr. Henner and Mr. Schaepe, current and former members of our board of directors, are affiliated with SHV, Clarus and Lightspeed Venture Partners, respectively. Upon the closing of our initial public offering each share of preferred stock converted into one share of common stock.

Indemnification Agreements

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provides our Board of Directors with discretion to indemnify our employees and other agents when determined appropriate by the Board of Directors. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them.

Relationship with Stanford University

In November 2015, we entered into a license agreement with Stanford University, pursuant to which Stanford was issued 1,000,160 shares of common stock in November 2016. During 2017, 2018 and the three months ended March 31, 2019, we made payments to Stanford of $638,954, $658,670, and $158,591, respectively, under the Stanford license agreement for annual license fees and patent expense reimbursement.

Dr. Weissman and Dr. Majeti, members of our Board of Directors, are professors at Stanford. Dr. Weissman and Dr. Majeti are co-inventors of some of the patents that we license from Stanford. Under Stanford’s policies, as co-inventors Dr. Weissman and Dr. Majeti are entitled to receive a share of any royalties and annual license fees that we pay to Stanford under the agreement with respect to the covered intellectual property. No royalty payments have been made to date.

Offer Letters

We have entered into offer letters or employment agreements with our executive officers. For more information regarding these agreements, see “Executive Compensation—Employment, Severance and Change in Control Agreements.”

Equity Grants

We have granted stock options to our executive officers and certain members of our Board of Directors. For a description of these options, see “Executive Compensation” and “Non-Employee Director Compensation.”

Cash Bonus

We have established a cash bonus plan for our executive officers. For a description of this plan, see “Executive Compensation” and “Annual Bonus Plans.”

Related-Party Transactions Policy and Procedures

In 2018, we adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of us, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board of Directors) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Forty Seven stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker, notify our Secretary at (650) 352-4150 or send a written request to: Secretary at Forty Seven, 1490 O’Brien Drive, Suite A, Menlo Park, California 94025. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Ann D. Rhoads
Chief Financial Officer

April 26, 2019

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2018 is available without charge upon written request to: Secretary, Forty Seven, Inc., 1490 O’Brien Drive, Suite A, Menlo Park, California 94025.

FORTY SEVEN, INC. 1490 O'BRIEN DRIVE SUITE AMENLO PARK,CA 94025 VOTE BY INTERNET - www.proxyvote.comUse the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/11/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/11/2019. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following Director Nominees: For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. Election of two Class I Director Nominees to hold office until 2022Nominees 000 1a. Dennis J. Henner, Ph.D.1b. Ravindra Majeti, M.D.The Board of Directors recommends you vote FOR the following proposal:ForAgainst Abstain 2To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2019.NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 000 For address change/comments, mark here.(see reverse for instructions)YesNoPlease indicate if you plan to attend this meeting00Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.comFORTY SEVEN, INC.Annual Meeting of Stockholders June 12, 2019 8:30 AMThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) Mark A. McCamish and Ann D. Rhoads, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of FORTY SEVEN, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 08:30 AM, PDT on June 12, 2019, at the offices of Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Address change/comments:(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)Continued and to be signed on reverse side